Investor/Media Contacts

Thomas W. Schneider – President, CEO

Walter F. Rusnak, Senior Vice President, CFO

Telephone:  (315) 343-0057

Pathfinder Bancorp, Inc. Announces Second Quarter 2019

Net Income of $607,000

Year-To-Date Net Income of $1.1 Million, Total Assets Exceed $1.0 Billion

Strong Loan Growth, Enhanced Capital Position and Solid Asset Quality Metrics

Oswego, N.Y. — July 29, 2019 — Pathfinder Bancorp, Inc. (“Company”) (NASDAQ: PBHC), the holding company for Pathfinder Bank (“Bank”), announced second quarter 2019 net income attributable to Pathfinder Bancorp, Inc. of $607,000, compared to $945,000 for the second quarter of 2018. Earnings per diluted share were $0.11 compared to $0.22 for the prior year period. Second quarter 2019 revenue (net interest income and total noninterest income) of $7.9 million increased $434,000, or 5.8%, compared to $7.5 million for the second quarter of 2018. Six-month net income attributable to Pathfinder Bancorp, Inc. for 2019 was $1.1 million, compared to $1.9 million in the first six months of 2018. Diluted earnings per share for the first six months of 2019 was $0.23 compared to $0.46 per diluted share in the comparable period in 2018.

2019 Second Quarter and Six Month Performance Highlights

•

Second quarter 2019 net interest income improved to $6.7 million, up $239,000, or 3.7%, from $6.5 million for the prior year quarter, and six month net interest income was $13.3 million, up $393,000, or 3.1%, compared to $12.9 million for the prior year period

•	Total revenue for the first six months of 2019 was $15.6 million, an increase of $786,000, or 5.3%, compared to $14.8 million for 2018
•	Interest-earning assets at June 30, 2019 were $922.2 million, an increase of $71.5 million, or 8.4%, over $850.7 million at June 30, 2018
•

Total loans of $692.8 million at June 30, 2019 increased by $72.6 million, or 11.7%, from $620.3 million at December 31, 2018, and increased $85.6 million, or 14.1%, compared to $607.2 million at June 30, 2018

•

Total deposits of $808.6 million at June 30, 2019 increased by $81.6 million, or 11.2%, from $727.1 million at December 31, 2018, and increased $75.5 million, or 10.3%, compared to $733.2 million at June 30, 2018

•

Asset quality metrics remained stable and favorable, with the annualized ratio of net loan charge-offs to average loans at 0.07% for the six months ended June 30, 2019, compared to 0.22% for the year ended December 31, 2018, and 0.14% for the six months ended June 30, 2018

“The Pathfinder team executed another productive quarter characterized by strong loan growth, continued solid asset quality, a significant capital raise and period end total assets in excess of $1.0 billion,” said Thomas W. Schneider, President and Chief Executive Officer. “Our second quarter period end loans of $692.8 million were up $85.6 million, or 14.1%, from June 30, 2018 and increased $35.2 million for an annualized increase of more than 21% from the first quarter of 2019. This demonstrates a very impressive level of growth for our Central New York market area. Significantly, this level of loan origination activity did not come at the expense of our credit risk management process, as indicated by the Bank’s net loan charge-offs to average loans ratio of 0.07% for the second quarter.  This level of charge-offs was the lowest level we have experienced in eleven quarters and is gratifying considering the Company’s continued strong growth trajectory which raised second quarter total assets to more than $1.0 billion for the first time in the Company’s history.”

“As it is for the rest of our industry, we’re finding it challenging to continue to attract cost-effective funding in the current interest rate environment.  In addition, we recognize that our average funding costs remain above peer group levels and we have recently initiated substantial programs to improve our funding mix.  To that end, we are very focused on managing our net interest margin and pleased that second quarter margin compression was limited to just two basis points from the first quarter of 2019. We anticipate that the deposit generation and funding cost management programs that we are now putting in place will have a positive effect on earnings in the future. These programs will remain an important focus for the Company for the remainder of 2019 and beyond.”

“We successfully completed a private placement of new equity capital with net proceeds of approximately $19.6 million during the second quarter of 2019. The capital raise involved the sale of common stock, convertible perpetual preferred stock and a warrant to purchase additional common stock in the future, to local and institutional investors. Accredited investors, members of the Board of Directors and executive management of the Company purchased $3.8 million of Pathfinder Bancorp, Inc. common stock in the transaction.  An affiliate of Castle Creek Capital LLC, a California-based private equity firm and a leading investor in the financial institutions sector, was the primary institutional investor in the offering. This transaction strengthens our balance sheet, improves the Company’s regulatory capital ratios, and thereby positions the Company to respond to attractive growth opportunities in the future. This added financial strength, enhances the value of our franchise and enables the Company to continue to support economic growth within the communities that we serve. We will be working to productively employ this additional capital during the third and fourth quarters of 2019.”

Income Statement

Second quarter 2019 net interest income increased $239,000, or 3.7%, to $6.7 million compared to $6.5 million for the second quarter of 2018.  The improvement was due primarily to the $1.6 million, or 18.7%, increase in interest and dividend income. This improvement principally resulted from an increase of $59.1 million, or 9.7%, in average loans and a 31 basis point increase in the yield on average loans compared to the prior year quarter. The increase in interest income was partially offset by higher interest expense, which increased $1.4 million, or 66.0%, to $3.4 million primarily because of a $142.4 million increase in the average balance of time deposits, and an 87 basis point increase in the interest rate paid on those deposits.

Net interest income for the first six months of 2019 increased $393,000, or 3.1%, to $13.3 million compared to $12.9 million for the comparable period of 2018. Interest and dividend income for the six months ended June 30, 2019 was $19.8 million, an increase of $3.1 million, or 18.3%, compared to $16.7 million for the same period in 2018. The increase was primarily a result of average loan growth of $49.6 million, or 8.3%, and a 29 basis point increase in the average yield earned on those loans compared to the prior year period. Interest expense of $6.5 million for the six month period increased by $2.7 million, or 68.8%, from the prior year period, primarily because of a $120.3 million increase in the average balance of time deposits, and an 86 basis point increase in the interest rate paid on those deposits.

The net interest margin for the three and six months ended June 30, 2019 was 2.90% and 2.91%, respectively, compared to 3.07% and 3.05% for the comparable periods of 2018. The reduction in the net interest margin for the second quarter of 2019 was primarily due to a change in the mix of interest-bearing deposits with higher rate time deposits.

The provision for loan losses for the second quarter of 2019 was $610,000, an increase of $313,000 from $297,000 for the prior year quarter. The provision for the three month period is reflective of continued significant growth in the Bank’s commercial lending portfolio. The provision for the first six months of 2019 was $754,000, down from a provision of $910,000 for the similar period in 2018, and is reflective of changes to both quantitative and environmental factors deemed appropriate for the Bank’s loan portfolio, as well as stable asset quality metrics, partially offset by an increase in the provision for loan losses recorded due to the increase in the loan portfolio’s aggregate size.  Further, at December 31, 2018, the Bank had $152,000 in unallocated reserves to absorb future potential losses reducing the provision necessary for the first quarter of 2019.  There were no unallocated reserves at March 31, 2019.

Second quarter 2019 noninterest income of $1.2 million increased $195,000, or 19.0%, compared to $1.0 million for the prior year second quarter. The increase in current year noninterest income was due primarily to a $96,000 increase in service charges on deposit accounts and a $54,000 increase in net gains on sales and redemptions of investment securities. Noninterest income was $2.3 million for the six months ended June 30, 2019, an increase of $393,000, or 20.5%, from the prior year period. The increase was principally due to an increase in net gains on sales and redemptions of investment securities of $240,000, and a $104,000 increase in service charges on deposit accounts.

Total noninterest expense for second quarter 2019 was $6.5 million, an increase of $412,000, or 6.7%, in comparison to $6.1 million for the prior year quarter. The higher noninterest expense was principally driven by an increase of $243,000 in salary and employee benefit expenditures, a $134,000 increase in data processing costs, and a $129,000 increase in building occupancy costs compared to the second quarter of 2018. Data processing costs were greater than prior year due to increases in depreciation and data processing charges and supplies, which is consistent with branch and operational growth.

Total noninterest expense for the six month period of 2019 was $13.3 million, an increase of $1.7 million, or 14.4%, compared with $11.6 million for the prior year period. The higher noninterest expense was principally driven by an increase of $914,000 in salary and employee benefit expenditures, a $250,000 increase in data processing costs, and a $199,000 increase in building occupancy costs compared to the prior year period.  The increases in these operating costs were partially due to expenses related to increases in staffing levels intended to meet increased loan demand and to better serve customers and potential customers as the Bank’s operations continue to expand into Onondaga County.

Balance Sheet

Total assets were $1.0 billion at June 30, 2019, an increase of $79.7 million, or 8.5%, from December 31, 2018.  The increase in total assets compared to December 31, 2018 was primarily a result of loan portfolio growth of $72.6 million, which increased to $692.8 million at the end of the second quarter of 2019. The increase in the loan portfolio was primarily a result of increases in consumer and commercial loans. The increase in consumer loans was primarily the result of the March 2019 acquisition of $23.4 million in automobile loans and the June 2019 acquisition of $5.0 million in unsecured consumer loans from two unrelated financial institutions. The increase in commercial loans was partially the result of the June 2019 acquisition of $5.0 million of commercial and industrial loans from an unrelated financial institution.

Total deposits at June 30, 2019 were $808.6 million, an increase of $75.5 million, or 10.3%, from June 30, 2018. Noninterest-bearing deposits were $95.2 million at quarter end, compared with $108.5 million on June 30, 2018. The increase in total deposits was due to strong growth in time deposits, along with the seasonally-normal strong deposit inflows related to the Bank’s municipal depositor relationships.

Shareholders’ equity was $87.6 million on June 30, 2019, compared with $62.6 million on June 30, 2018, reflecting a successful capital raise during the second quarter of 2019, as well as an increase in retained earnings.

Asset Quality

The Bank’s asset quality metrics remained stable and favorable in comparison to recent reporting periods and continue to compare positively to broad industry and peer group averages. The annualized net loan charge-offs to average loans ratio of 0.07% for second quarter 2019 was down seven basis points from 0.14% for the second quarter of 2018, and down four basis points from 0.10% in the first quarter of 2019. Nonperforming loans to total loans were 0.54% at June 30, 2019, an improvement of 36 basis points compared to 0.90% at the end of second quarter 2018. The loan loss allowance to non-performing loans was 208.39% at the end of the second quarter 2019 and 139.67% on June 30, 2018. The bank’s solid asset quality metrics are reflective of its economically stable service area, along with the Bank’s continued robust loan servicing and collection capabilities and consistent underwriting procedures.

Cash Dividend Declared

On June 21, 2019, the Company announced that its Board of Directors had declared a cash dividend of $0.06 per common share, payable to shareholders of record as of July 19, 2019 on August 9, 2019. Based on the closing price of the Company’s common stock of $13.69 on July 26, 2019, the implied dividend yield is 1.7%. The quarterly cash dividend of $0.06 equates to a dividend payout ratio of 50.38%.

Successful Equity Capital Offering

The Company announced on May 9, 2019 that it had successfully closed a private placement of shares (“Shares”) of common stock with net proceeds of approximately $19.6 million and a newly issued series of convertible perpetual preferred stock to local and institutional investors. The Shares were sold at $14.25 per share. An affiliate of Castle Creek Capital LLC, a California-based private equity firm and a leading investor in the financial institutions sector, was the institutional investor in the offering. Accredited investors, members of the Board of Directors, and executive management of the Company purchased $3.8 million of the Company’s common stock in the transaction. The Company intends to use the proceeds for general corporate purposes and to support future growth, which may include increased levels of lending activities and growing the branch network.

About Pathfinder Bancorp, Inc.

Pathfinder Bank is a New York State chartered commercial bank headquartered in Oswego, whose deposits are insured by the Federal Deposit Insurance Corporation. The Bank is a wholly owned subsidiary of Pathfinder Bancorp, Inc., (NASDAQ SmallCap Market; symbol: PBHC). The Bank has ten full-service offices located in its market areas consisting of Oswego and Onondaga County and one limited purpose office in Oneida County. Through its subsidiary, Pathfinder Risk Management Company, Inc., the Bank owns a 51% interest in the FitzGibbons Agency, LLC. At June 30, 2019, there were 4,707,657 shares of common stock issued and outstanding. The Company's common stock trades on the NASDAQ market under the symbol "PBHC." At June 30, 2019, the Company and subsidiaries had total consolidated assets of $1.0 billion, total deposits of $808.6 million and shareholders' equity of $87.8 million.

Forward-Looking Statement

This release may contain certain forward-looking statements, which are based on management's current expectations regarding economic, legislative, and regulatory issues that may impact the Company's earnings in future periods.  Factors that could cause future results to vary materially from current management expectations include, but are not limited to, general economic conditions, changes in interest rates, deposit flows, loan demand, real estate values, and competition; changes in accounting principles, policies, or guidelines; changes in legislation or regulation; and economic, competitive, governmental, regulatory, and technological factors affecting the Company's operations, pricing, products, and services.

PATHFINDER BANCORP, INC.

FINANCIAL HIGHLIGHTS

(dollars in thousands except per share amounts)

	For the three months		For the six months
	ended June 30,		ended June 30,
	(Unaudited)		(Unaudited)
	2019	2018	2019	2018
Condensed Income Statement
Interest and dividend income	$10,108	$8,516	$19,777	$16,725
Interest expense	3,402	2,049	6,524	3,865
Net interest income	6,706	6,467	13,253	12,860
Provision for loan losses	610	297	754	910
	6,096	6,170	12,499	11,950
Noninterest income excluding net gains (losses) on sales of
securities, loans and foreclosed real estate	1,158	1,020	2,139	2,006
Net gains (losses) on sales of securities, loans and foreclosed real estate	45	(9)	116	(103)
Gains on marketable equity securities	16	13	57	16
Noninterest expense	6,539	6,127	13,250	11,586
Income before income taxes	776	1,067	1,561	2,283
Provision for income taxes	175	166	426	348

Net Income	$601	$901	$1,135	$1,935
Net (loss) income attributable to noncontrolling interest	(6)	(44)	14	(14)
Net income attributable to Pathfinder Bancorp Inc.	$607	$945	$1,121	$1,949

	For the Periods Ended
	(Unaudited)
	June 30,	December 31,	June 30,
	2019	2018	2018
Selected Balance Sheet Data
Assets	$1,012,856	$933,115	$903,482
Earning assets	922,233	874,938	850,744
Total loans	692,823	620,270	607,185
Deposits	808,637	727,060	733,169
Borrowed funds	89,434	118,534	84,103
Allowance for loan losses	7,825	7,306	7,605
Subordinated loans	15,111	15,094	15,076
Pathfinder Bancorp, Inc. Shareholders' equity	87,605	64,221	62,617

Asset Quality Ratios
Net loan charge-offs (annualized) to average loans	0.07%	0.22%	0.14%
Allowance for loan losses to period end loans	1.13%	1.18%	1.25%
Allowance for loan losses to nonperforming loans	208.39%	340.13%	139.67%
Nonperforming loans to period end loans	0.54%	0.35%	0.90%
Nonperforming assets to total assets	0.43%	0.36%	0.61%

PATHFINDER BANCORP, INC.

FINANCIAL HIGHLIGHTS

(dollars in thousands except share and per share amounts)

	For the three months		For the six months
	ended June 30,		ended June 30,
	(Unaudited)		(Unaudited)
	2019	2018	2019	2018
Key Earnings Ratios
Return on average assets	0.25%	0.43%	0.23%	0.44%
Return on average common equity**	3.52%	5.98%	3.33%	6.18%
Return on average equity	3.26%	5.98%	3.20%	6.18%
Net interest margin	2.90%	3.07%	2.91%	3.05%

Share and Per Share Data
Basic weighted average shares outstanding*	4,443,241	4,156,891	4,344,201	4,138,101
Basic earnings per share*	$0.11	$0.23	$0.23	$0.47
Diluted weighted average shares outstanding*	4,443,241	4,256,090	4,344,201	4,246,031
Diluted earnings per share*	$0.11	$0.22	$0.23	$0.46
Cash dividends per share	$0.06	$0.06	$0.12	$0.12
Book value per common share at June 30, 2019 and 2018			15.34	14.45
Tangible book value per common share at June 30, 2019 and 2018			14.35	13.37

* Basic and diluted earnings per share are calculated based upon the two-class method for the three and six months ended June 30, 2019.  Basic and diluted earnings per share are calculated based upon net income available to common shareholders for the three and six months ended June 30, 2018.

Weighted average shares outstanding do not include unallocated ESOP shares.

** Common Equity includes the book value of the Company’s common shares, retained earnings and additional paid-in capital.  This amount is equal to the Company’s total equity minus the book value of preferred stock outstanding.

The above information is preliminary and based on the Company's data available at the time of presentation.